EXHIBIT 10.7

INVESTORSVOICE.COM SERVICE AGREEMENT

This lnvestorsVoice Service Agreement (the "Agreement") dated August 19. 2009 is made by and between SeaFarer (the "Company"), and InvestorsVoice.com,LLC ("InvestorsVoice") a Texas limited liability company.

1.    Promotion Services. The Company hereby retains InvestorsVoice to perform the following services in accordance with the terms and conditions set forth in this Agreement. InvestorsVoice will provide Full Marketing services which include: daily news alerts. mid-day alerts. traders alerts. unlimited news releases all to 1.5 million opt-in investors plus the Full Call Center Program (the "Services") for the Company mainly through database system for the term set forth below.

2.    Term of the Agreement. The Services will begin August . 2009 (the "Commencement Date") and will end November 1. 2009 (the "End Date"). Either party may cancel this agreement within or on 5 business days prior to the Commencement Date (the "Termination Date") by e-mail ing the other party.

3. Time Devoted by InvestorsVoice. It is anticipated that lnvestorsVoiec will spend approximately 45 days in fulfilling its obligations under this Agreement. The particular amount of time spent may vary from day to day or week to week or month to month..

4. Place Where Services Will Be Rendered. InvestorsVoice will pertbrm most services in accordance with this Agreement on its website wv.\__________ r, In addition InvestorsVoice will perl'onn services with other media outlets and at such other places as necessary to perform the Services in accordance with this Agreement.

5.Payment to InvestorsVoice. InvestorsVoice has or will be paid $6.000 for work performed accordance with this Agreement. Both the Company and InvestorsVoice agree that InvestorsVoice will act as an independent contractor in the performance of its duties under this Agreement. No refunds are allowed after Termination Date. InvestorsVoice shall be responsible for payment of all taxes including Federal. State and local taxes arising out of the service activities in accordance with this contract, including by way of illustration but not limitation. Federal and State income tax. Social Security tax. Unemployment Insurance taxes. and any other taxes or business license fee as required.

6.   Confidential lnforrmation. Company agrees that the rate that was given is confidential and shall not be discussed with other firms. organizations or compnies. .

Company Rep:

By: /s/ Richard Davis

Richard Davis, President